Exhibit 10.2

CONSULTING AGREEMENT

            This CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 31st day of August, 2003, by and between Norman J. Gross (“Consultant”), and Magic Media Networks, Inc. a corporation organized and existing pursuant to the laws of the State of Delaware (“Company”).

RECITALS

            WHEREAS, Company presently has business operations that it conducts via its Bar TV, Inc. wholly owned subsidiary and Destination Television, Inc., another wholly owned subsidiary.

            WHEREAS, Consultant does have sufficient knowledge in the Company’s area of business and has contacts and other assets that could benefit the Company.

            WHEREAS, Company desires to retain Consultant to provide an outside opinion and consult in regards to management of sales and marketing resources, consulting, strategic planning, corporate organization and structure and other financial matters in connection with the operation of the business of the Company, expansion of services and territories, acquisition of business opportunities and shall review and advise the Company regarding its and his overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby.

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1.         DUTIES OF CONSULTANT.  Consultant agrees to make himself available for consultation with management of the Company in relation to its Private Television (Narrowcasting) business operations for a period of six (6) months.  Consultant will render advisory and consultant services during the term of this Agreement and will give the Company the benefit of his special knowledge, skill, contacts, and business experience to the extent relevant to the business operations, multi media, print and marketing of the Company and will keep reasonably informed as to the potential clients and markets of the Company.  Consultant agrees to submit his comments and suggestions for improvement to the appropriate members of the management of the Company and agrees to attend business meetings when requested by the Company.

            2.         TIME LIMITATION.  Consultant shall be obligated to make himself available for consultation to the Company for a period not less than 3 hours per week during the term of this Agreement.

            3.         COMPENSATION.  See Attachment “A”.

            4.         EXPENSES.  Company agrees to pay for no costs and expenses incurred by the Consultant in connection with the consulting services to be rendered pursuant to the terms of this Agreement including all necessary, customary, and usual expenses incurred by Consultant while traveling for and on behalf of the Company pursuant to the Company’s directions.

            5.         INDEPENDENT CONTRACTOR STATUS.  Nothing contained in this Agreement shall be construed to create the relation of principal and agent or employer and employee between the Consultant and the Company.  The Consultant shall act at all times during the terms of this Agreement as an independent contractor.

            6.         RELEASE.  The Company acknowledges that Consultant will be rendering opinions in relation to the broadcast and expansion business plans and operations of the Company and Consultant shall thus not be responsible for the implementation of any decisions made by the Company based upon the opinions of the Consultant.  The Company hereby releases the Consultant from any and all claims, damages, and causes of action that may arise from any actions or decisions not to act of the Company taken as a result of the opinions offered by the Consultant.  The Company agrees to indemnify the Consultant against all claims, damages, losses, and expenses, including reasonable attorney’s fees, for any such action or decision not to act made by the Company based upon the opinion of the Consultant.

            7.         COMPLETE AGREEMENT.  This Agreement supersedes all prior agreements and understandings between the parties and may not be modified, changed, or altered except by further written agreement signed by all parties to this Agreement.

            8.         SEVERABILITY AND GOVERNING LAW.  Each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independent of any other claim or cause of action.  In the event of any dispute arising under this Agreement, it is agreed between the parties that the law of the State of Florida will govern the interpretation, validity, and effect of this Agreement.

            9.         WAIVER OF BREACH.  The failure of either party at any time to require the performance of any of the provisions of this Agreement shall in no way affect the respective rights of either party to enforce the same nor shall the waiver by either party of any breach of any provision under this Agreement be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of the Agreement itself.

            10.        PERSONAL NATURE OF AGREEMENT AND BINDING EFFECT.  This Agreement is between the Consultant and the Company and neither party may delegate or assign any of its right or duties to anyone else without the expressed written consent of the other party.  This Agreement shall be binding upon the permitted successors, assigns, heirs, executors, and administrators of the respective parties.

            WHEREFORE, the parties have executed this Consulting Agreement on the date first above written.

Magic Media Networks, Inc.

By:	/s/ Gordon Scott Venters

President

Consultant
/s/ Norman J. Gross

Norman J. Gross

ATTACHMENT “A”

Payment for Services:

For the services rendered and to be performed by Norman J. Gross during the term of this agreement:

            A total of 1,000,000 shares of Magic Media Networks, Inc. common stock, and options to  acquire up to an additional 3,208,334 shares as per the schedule below. The 1,000,000 shares of common stock, as well as the 3,208,334 shares underlying the options, will be registered with the SEC on Form S-8 and will be issued as follows:

            On September 4, 2003:

            200,000 shares of Magic Media Networks, Inc. common stock and stock options to acquire an additional 3,208,334 shares of common stock to expire six months from execution date and with the following exercise prices

                        Options Block #B
                        1,250,000 @ $0.10
                           833,334 @ $0.15
                           625,000 @ $0.20
                           500,000 @ $0.25

                        for a total of 3,208,334 options  exercisable at an average price of $0.1558.

            From October 4, 2003 to January 3, 2003:

            Magic Media Networks, Inc. will issue to you during the next four (4) months a total of 800,000 additional shares of Magic Media Networks, Inc. common stock.

Magic Media Networks, Inc. currently has 12,137,948 common shares outstanding and 5,576,923 shares of Series A Preferred Stock convertible into 557,692 common shares and 1,250,000 shares of Series B Preferred Stock convertible on a one-for-one basis into 1,250,000 common shares. The combined Series A and Series B Preferred Stock are currently convertible into a total of 1,807,692 shares of common stock.

As of August 26, 2003, there is a total of 13,945,640 common shares outstanding on a fully-diluted basis. After the issuance of the 2,100,000 shares being registered under Form S-8 and assuming the exercise of all 6,416,667 stock options of Block #A and Block #B there will be a total of 22,462,307 common shares of Magic Media Networks, Inc. outstanding on a fully-diluted basis.